                                                                    EXHIBIT 12.1



                           THERMO ELECTRON CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                        Pro Forma              Year Ended
                                                                                           1999           1999            1998
                                                                                       -----------     ----------     -----------
Income from continuing operations before provision for income taxes, minority
 interest and extraordinary item                                                       $    36,196     $   37,486     $   254,493
Less:
 Minority interest in earnings of consolidated subsidiaries                                (18,993)       (18,993)        (35,246)
Add:
 Minority interest in consolidated subsidiaries with fixed charges                          18,993         18,993          35,246
 Interest on indebtedness and amortization of debt expense                                  96,992         96,992          90,329
 Portion of rents representative of the interest factor (1)                                 19,365         19,365          17,765
                                                                                       -----------     ----------     -----------

      Income as adjusted                                                               $   152,553     $  153,843     $   362,587
                                                                                       ===========     ==========     ===========

Fixed Charges:
 Interest on indebtedness and amortization of debt expense                             $    96,992     $   96,992     $    90,329
 Portion of rents representative of the interest factor (1)                                 19,365         19,365          17,765
                                                                                       -----------     ----------     -----------

      Fixed Charges                                                                    $   116,357     $  116,357     $   108,094
                                                                                       ===========     ==========     ===========

Ratio of Earnings to Fixed Charges                                                            1.31           1.32            3.35
                                                                                       ===========     ==========     ===========

(1) Portion of rents representative of the interest factor is 1/3 of total rents.